EXHIBIT 99.1

Shire Pharmaceuticals Group plc Hampshire International Business Park, Chineham, Basingstoke RG24 8EP UK Tel +44 1256 894000 Fax +44 1256 894708 http://www.shire.com

Adderall XR® - Paragraph IV notice received

Basingstoke, UK – 18 November 2003 – Shire Pharmaceuticals Group plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announces that it has received a Paragraph IV Notice letter from IMPAX Laboratories, Inc. advising of the filing of an Abbreviated New Drug Application (ANDA) for a generic version of 30mg ADDERALL XR®.

ADDERALL XR is the lead product in Shire’s portfolio of treatments for Attention Deficit and Hyperactivity Disorder (ADHD) and is protected by two patents which expire in 2018: Shire Laboratories’ U.S. patent No. 6,322,819 (“819” Patent) and U.S. patent No. 6,605,300 (“300” Patent).

Shire received Paragraph IV letters from Barr Laboratories Inc. earlier this year relating to their ANDA for a generic version of ADDERALL XR and, as previously announced, Shire has filed lawsuits in response to the Barr ANDA.

Shire is currently reviewing the detail of the Paragraph IV Notice letter from IMPAX.

For further information please contact:

Global (outside US and Canada)
Cléa Rosenfeld – Investor Relations	+	44 1256 894 160
Jessica Mann – Media	+	44 1256 894 280
US & Canada
Michèle Roy – Media	+	1 450 978 7938

Notes to editors

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently has a range of projects and products in the areas of central nervous system (CNS), gastrointestinal (GI), and renal diseases. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com

THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts, are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization, the impact of competitive products, including, but not limited to, the impact on Shire’s Attention Deficit Hyperactivity Disorder (ADHD) franchise, patents, including but not limited to, legal challenges relating to Shire’s ADHD franchise, government regulation and approval, including but not limited to the expected product approval date of lanthanum carbonate (FOSRENOL®), METHYPATCH®, XAGRID® and the adult indication for ADDERALL XR® and other risks and uncertainties detailed from time to time in our filings, including the Annual Report filed on Form 10-K by Shire with the Securities and Exchange Commission.